SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 23, 2010

Date of Report

(Date of earliest event reported)

PRO-PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-32877	04-3562325
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Wells Avenue

Newton, Massachusetts 02459

(Address of principal executive offices) (Zip code)

(617) 559-0033

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 23, 2010, Pro-Pharmaceuticals, Inc. (OTC: PRWP), a developer of therapeutics that target Galectin receptors to treat cancer and fibrosis, has granted PROCAPS S.A. exclusive rights to market and sell DAVANAT® to treat cancer in Colombia, South America. Phase ll clinical trial results for late-stage colorectal cancer patients demonstrate that when DAVANAT® is co-administered with the chemotherapy drug 5-FU, survival increased by 46% over the best standard of care and reduced serious adverse events associated with chemotherapy. PROCAPS S.A. is a large, international, privately held pharmaceutical company based in Barranquilla, Colombia.

Under terms of the agreement, PROCAPS S.A. is responsible for obtaining regulatory and pricing approval in Colombia, South America. PROCAPS S.A. also will be responsible for the vial filling, packaging, marketing and distribution of DAVANAT® in the region.

Pro-Pharmaceuticals will receive a transfer payment for each dose of DAVANAT® shipped to PROCAPS S.A., in addition to a royalty above a minimum annual sales threshold. PROCAPS S.A. will purchase an initial minimum order of DAVANAT® from Pro-Pharmaceuticals to qualify their vial-filling process and to replicate Pro-Pharmaceuticals’ stability study. Pro-Pharmaceuticals retains all intellectual property rights and is the owner of the regulatory approval of DAVANAT® in the region.

PROCAPS S.A. has first negotiation rights to other countries in South and Central America and the Caribbean. Based on approval in Colombia, PROCAPS S.A. may then obtain the marketing authorization in more than 10 countries in Latin America.

According to the World Health Organization, there were approximately 24,000 new cases of colorectal cancer in 2007 in Colombia.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits.

Exhibit Number

99.1	News release dated March 29, 2010, “PRO-PHARMACEUTICALS LICENSES TO PROCAPS S.A. EXCLUSIVE MARKETING AND DISTRIBUTION RIGHTS TO COMMERCIALIZE DAVANAT® TO TREAT CANCER IN COLOMBIA, SOUTH AMERICA”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRO-PHARMACEUTICALS, INC.

By:	/S/ ANTHONY D. SQUEGLIA
Anthony D. Squeglia
Chief Financial Officer

Date: March 29, 2010

EXHIBIT INDEX

Exhibit Number	Description

99.1	News release dated March 29, 2010, “PRO-PHARMACEUTICALS LICENSES TO PROCAPS S.A. EXCLUSIVE MARKETING AND DISTRIBUTION RIGHTS TO COMMERCIALIZE DAVANAT® TO TREAT CANCER IN COLOMBIA, SOUTH AMERICA”.